NEWS RELEASE
October 3, 2017

FOR IMMEDIATE RELEASE
Contact: Randall M. Chesler, CEO
(406) 751-4722
Ronald J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. APPOINTS BOARD MEMBER
KALISPELL, MONTANA - Glacier Bancorp, Inc.’s (NASDAQ: GBCI) Board of Directors, at a recent meeting announced the appointment of George R. Sutton as a Director of the Company. Sutton was also appointed to the Company’s Audit, Compliance, Compensation, Nominating/Governance and Risk Committees.
Sutton is an attorney and Of Counsel to the Salt Lake City-based law firm Jones Waldo Holbrook & McDonough where he has practiced since March of 2008. Mr. Sutton served as the Utah Commissioner of Financial Institutions from 1987 to 1992, where he was responsible for regulating all state-chartered depository institutions and all consumer financial services providers in Utah. Since 1993, Mr. Sutton has specialized in bank regulation. He assists clients with new bank and other regulatory applications, provides compliance reviews of products and services, and advises boards and management on regulation and corporate governance matters. From July 2009 to December 2016, Mr. Sutton served as a member of the board of directors of Synchrony Bank (previously named GE Capital Retail Bank). Synchrony Bank is a federal savings bank with assets in excess of $73.6 billion and is a wholly owned subsidiary of Synchrony Financial, which is traded on the NYSE under the symbol “SYF.” Mr. Sutton was an independent director and a member of the Audit and Compensation Committees. Mr. Sutton completed his undergraduate studies and his Juris Doctor at the University of Utah.
Glacier Bancorp, Inc. is the parent company for Glacier Bank, Kalispell and bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown; all operating in Montana; as well as Mountain West Bank, Coeur d’Alene, with operations in Idaho, Utah and Washington; 1st Bank, Evanston, operating in Wyoming and Utah; Citizens Community Bank, Pocatello, operating in Idaho; Bank of the San Juans, Durango, operating in Colorado; First Bank of Wyoming, Powell, and First State Bank, Wheatland, both operating in Wyoming; North Cascades Bank, Chelan, with operations in Washington; and The Foothills Bank, Yuma, with operations in Arizona.

Visit Glacier’s website at http://www.glacierbancorp.com